Exhibit 10.25

TERMINATION AGREEMENT

This Termination Agreement (the “Termination Agreement”) is made and entered into as of this August [31], 2015, by and between:

1.            SÃO MARTINHO S.A., Brazilian corporation, headquartered at Fazenda São Martinho, in the City of Pradópolis, State of São Paulo, enrolled with the Brazilian Taxpayer’s Registry (CNPJ/MF) under nº , herein represented in accordance with its By-laws (hereinafter referred to as “SMSA”);

2.            AMYRIS BRASIL LTDA., Brazilian limited company, headquartered at Rua James Clerk Maxwell, 315, Techno Park, in the City of Campinas, State of São Paulo, Brazil, enrolled with CNPJ/MF under nº , herein represented in accordance with its By-laws (hereinafter individually referred to as “Amyris Brasil”);

3.            AMYRIS INC., a company duly organized and existing in accordance with the laws of the State of Delaware, United States of America, with its principal place of business at 5885 Hollis Street, Suite 100, Emeryville, State of California, herein represented in accordance with its By-Laws  (hereinafter individually referred to as “ABI” and jointly with Amyris Brasil “Amyris”); and

4.            SMA INDÚSTRIA QUÍMICA S.A., a Brazilian corporation, headquartered at Fazenda São Martinho, s/n, in the City of Pradópolis, State of São Paulo, enrolled with CNPJ/MF under nº , herein represented in accordance with its By-Laws (“Company”).

(SMSA, Amyris and the Company jointly referred to as “Parties” and, individually and generally referred to as “Party”)

RECITALS

WHEREAS, SMSA and Amyris agreed to form a JV to construct and operate the first manufacturing facility site in Brazil for the production of renewable products using Amyris technology;

WHEREAS to carry out the objective of the JV, the Parties and ABI agreed to form and organize the Company;

WHEREAS, in light of the JV, the Parties have entered into the JV Agreements (as defined below);

WHEREAS the Company is still non-operational and the Parties have not reached an agreement with respect to the viability of the JV; and

WHEREAS due to termination of the JV, the Parties wish to terminate all JV Agreements (as defined below).

NOW, THEREFORE, in consideration of the respective covenants and agreements set forth herein, the Parties hereto agree as follows:

1. Definitions. The following terms shall have the following meanings when used in this Agreement.

“ABI”	shall have the meaning set forth in the Preamble.
“Amyris”	shall have the meaning set forth in the Preamble.
“Amyris Brasil”	shall have the meaning set forth in the Preamble.
“Company”	shall have the meaning set forth in the Preamble.
“First Amendment to the JVA”	shall have the meaning set forth in the Preamble.
“Individual Offtake”	shall mean the Individual Offtake Agreement entered by and between Amyris Brasil and the Company on February 25, 2011, through which Amyris Brasil undertook to purchase from the Company a specific quantity of JV Products.
“JVA”	shall have the meaning set forth in the Preamble.
“JV Agreements”	shall mean the following agreements: (i) JVA; (ii) First Amendment to the JVA; (iii) Shareholders Agreement; (iv) Syrup Supply; (v) Master Offtake; and (vi) Individual Offtake.
“Master Offtake”	shall mean the Master Offtake Agreement entered by and between Amyris Brasil and the Company on February 25, 2011, which governed (i) the distribution and marketing of the JV Products by Amyris Brasil and/or any of its Affiliates; and (ii) the purchase by Amyris Brasil of JV Products from the Company in quantities to be agreed in the Individual Offtake Agreements.
“Shareholders Agreement”	shall mean the Shareholders Agreement entered by and between SMSA, Amyris Brasil and the Company on April 14, 2010, which governed SMSA’s and Amyris Brasil”s relationship as shareholders of the Company.
“SPA”	shall mean the Share Purchase and Sale Agreement entered by and between the Parties on the date hereof, which regulates the sale by SMSA to Amyris Brasil of its equity participation held in the Company.
“Syrup Supply”	shall mean the Sugar Cane Syrup Supply Agreement entered by and between SMSA and the Company on February 25, 2011, through which it was agreed the supply by SMSA of sugar cane syrup to the Company.
“Termination Agreement”	shall mean this Termination Agreement.

1.1.        Capitalized terms not defined herein shall have the meaning ascribed to them in the JVA and/or the SPA, as applicable.

2. Termination of the JV Agreements. The Parties hereby agree to terminate the JV Agreements, without penalty to either Party.

2.1. Notwithstanding the termination of the JV Agreements, the Parties acknowledge and agree that the obligations that shall survive the termination of the JVA and those set forth under the SPA which are related to or arise from the JV Agreements (such as, without limiting, the obligation to transfer the Company’s Assets within twelve (12) months as of the Closing Date, pursuant to Section 6.1 of the SPA) shall remain in full force and effect.

2.2. Without prejudice of Section 2.1 above, the Parties hereby waive any rights against each other, under the JV Agreements and mutually give the fullest, wide, generally irrevocable release of all duties and obligations agreed under the JV Agreements.

2.3. The Parties represent to have nothing to claim, in or out of court, or to receive from each other, in any capacity, at any time and under any circumstances, due to this Termination Agreement.

3. This Agreement shall become effective (i) on the date hereof, with respect to the termination of the Syrup Supply, Individual Offtake and Master Offtake; and (ii) on the Closing Date, with respect to the termination of the JVA, First Amendment to the JVA and Shareholders Agreement.

4. The termination of the Shareholders’ Agreement shall be filed at the headquarters of the Company, pursuant to article 118 of Law 6.404/76, as amended. Amyris and the Company shall take all necessary measures to cancel in the appropriate books and records of the Company the restrictions and/or other obligations resulting from the Shareholders’ Agreement.

5. Governing Law and Disputes.

5.1 Governing Law. This Termination Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

5.2. Arbitration. The Parties undertake to endeavor best efforts to amicably resolve by mutual negotiation any Dispute arising from or related to this Termination Agreement and/or related thereto. In case such mutual agreement is not reached, any Dispute will be referred to and exclusively and finally settled by binding arbitration according to the Arbitration Rules of the Arbitration Chamber, which rules are deemed to be incorporated by reference to this Termination Agreement, except as such Arbitration Rules may be modified herein or by mutual agreement by the Parties.

5.3. Arbitral Tribunal. The arbitration will be settled before an Arbitration Panel. In the event the arbitrators fail to reach, within the 30-day period mentioned above, a mutual understanding over the appointment of the president of the Arbitration Panel, the president of the Arbitration Panel will be appointed according to the rules of the Arbitration Chamber. In no event will any member of the Arbitration Panel be a current or former employee, agent, officer or director of any Party or any of their respective Affiliates.

5.4. Place of Arbitration. The seat of the arbitration shall be the City of São Paulo, State of São Paulo, Brazil, where the arbitration award will be rendered. Any acts may be practiced by the Parties, witnesses, expert witnesses and Arbitration Panel in any place agreed upon by the Parties, regardless of the seat of arbitration.

5.5. Language. The arbitration shall be conducted in Portuguese. Documentary evidence in the arbitration proceedings may be submitted in English and translation thereof will not be required.

5.6. Binding Nature. The arbitration award shall be final, unappealable and binding on the Parties, their successors and assignees, who agree to comply with it spontaneously and expressly, waive any form of appeal, except for the scenarios set forth by the Brazilian Arbitration Law (i.e., such as article 30, 33, among others). If necessary, the arbitral award may be performed in any court which has jurisdiction or authority over the Parties and their assets. The decision will include the distribution of costs, including attorney’s fees and reasonable expenses as the Arbitration Panel sees fit.

5.7. Fine for Breach of Arbitration. The Party which, without legal support, frustrate or prevent the instatement of Arbitral Tribunal, whether by failing to adopt necessary measures within proper time, or by forcing the other Party to adopt the measures set forth in article 7 of the Arbitration Law, or yet, by failing to comply with all the terms of the arbitration award, shall pay a pecuniary fine equivalent to R$ 50,000.00 (fifty thousand reais) per day of delay, applicable, as appropriate, from (a) the date on which the Arbitral Tribunal should have been instated; or, yet, (b) the date designated for compliance with the provisions of the arbitration award, without prejudice to the determinations and penalties included in such award.

5.8. Costs. Unless otherwise ordered by the Arbitration Panel, each Party will be responsible for its respective costs and expenses incurred as a result of the arbitration (including reasonable attorney’s fees and expenses).

5.9. Exceptional Court Jurisdiction. The Parties are fully aware of all terms and effects of the arbitration clause herein agreed upon. Without prejudice to the validity of this arbitration clause, the Parties hereby elect the Judicial District of the City of São Paulo, State of São Paulo, Brazil, to the exclusion of any other courts, – if and when necessary for the sole purposes of: (a) executing obligations that admit, forthwith, judicial execution; (b) obtaining coercive or precautionary measures or procedures of a preventive, provisional or permanent nature, so as to secure the arbitration to be commenced or already in course between the Parties and/or to ensure the existence and efficacy of the arbitration proceeding; or (c) obtaining measures of a mandatory and specific nature. The Parties are entitled to directly apply for such measures before the Judicial District of the City of São Paulo, State of São Paulo only if the Arbitration Panel has not yet been established, in which case the Arbitration Panel shall, upon its establishment, acquire exclusive full and exclusive authority over such measures, including the abilities to definitively revert any partial or final judicial decision already granted over the disputed issues and to definitively rule over any request pending of judicial decision. If, however, the Arbitration Panel has already been established, the Parties shall request any such measures to the Arbitration Panel, being entitled to directly resort to the Judicial District of the City of São Paulo solely for the purposes of enforcing measures that have been granted by the Arbitration Panel and not properly complied by the other Party. The filing of any measure under this clause does not entail any waiver to the arbitration clause or to the jurisdiction limits of the Arbitral Tribunal

5.10. Confidentiality. Any and all documents and/or information exchanged between the Parties or with the Arbitration Panel will be confidential. Unless otherwise expressly agreed in writing by the Parties or required by Law, the Parties, their respective representatives and Affiliates, the witnesses, the Arbitration Panel, the Arbitration Chamber and its secretariats shall undertake, as a general principle, to keep confidential the existence, content and all awards and decisions relating to the arbitration proceeding, together with all the material used therein and created for the purposes thereof, as well as other documents produced by the other Party during the arbitration proceeding which are not otherwise in the public domain – except if and to the extent that such disclosure is required from one of the Parties pursuant to Law.

6. General Provisions.

6.1. Notices. Any notices, claims, demands and other communications required or permitted hereunder shall be made in writing, and shall be delivered by hand, registered mail, courier email or fax or any other written form with confirmation receipt, to the following addresses:

To SMSA:	Copy thereof to be remitted to:
São Martinho S.A. Rua Geraldo Flausino Gomes, 61 São Paulo - SP Email: Attn: Mr. Fabio Venturelli Mr. Elias Eduardo R. Georges	L.O. Baptista, Schmidt, Valois, Miranda, Ferreira & Agel Av. Paulista, 1.294, 8º andar, Bela Vista 01310-100, São Paulo, SP, Brazil Email: Attn.: Daniela Zaitz Kolar Roberta Thompson

To the Amyris:	Copy thereof to be remitted to:
Amyris do Brasil Ltda. Rua James Clerk Maxwell, 315 Techno Park – Campinas – SP - Brazil Email: ; Attn: Mr. Paulo Diniz and Eduardo Loosli	Amyris do Brasil Ltda. Rua James Clerk Maxwell, 315 Techno Park – Campinas – SP - Brazil Email: Attn: Mr. Anderson Fernandes

Amyris Inc. 5885 Hollis Street, Suite 100, Emeryville CA – USA Email: [•] Attn: Mr. John Mello

To the Company:	Copy thereof to be remitted to:
SMA Indústria Química S.A. [Address] Email: [●] Attn: [●]

6.2. Severability. If any term, provision, covenant or restriction of this Termination Agreement is held to be illegal, invalid, void or unenforceable in any aspect, such term, provision, covenant or restriction shall be negotiated in bona fide by the Parties and amended only to the extent necessary to be enforceable consistent with the Parties’ intent. The remainder of the terms, provisions, covenants and restrictions of this Termination Agreement shall remain in full force and effect.

6.3. Assignment; Binding Effect. This Termination Agreement is binding on, inures to the benefit of, and is enforceable by each of the Parties and their respective heirs, successors and assigns of all kinds. Neither this Termination Agreement nor any of the rights and obligations hereunder may be assigned to third parties unless expressly permitted under this Termination Agreement or with the prior, written consent of the other Party. Any attempted assignment or transfer without the prior written consent of the other Party shall be null and without effect.

6.4 Costs, Expenses and Taxes. Except as otherwise provided for in this Agreement, each Party shall bear its own fees and expenses (including fees, filing, and registration fees, expenses of its attorneys, financial advisers, auditors and other consultants) in connection with the negotiation, preparation, execution and carrying into effect of this Termination Agreement.

6.5. Counterparts. This Agreement shall be executed in three (3) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each signatory hereto.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

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(Signature page of the Termination Agreement entered on [August 31, 2015] by and between São Martinho S.A., Amyris Brasil Ltda., Amyris Inc and SMA Indústria Química S.A.)

SÃO MARTINHO S.A.

/s/ ILLEGIBLE          /s/ ILLEGIBLE

AMYRIS DO BRASIL LTDA.

/s/ Erica Baumgartner              /s/ Giani Ming Valent

AMYRIS INC.

/s/ John Melo

SMA INDÚSTRIA QUÍMICA S.A.

/s/ ILLEGIBLE             /s/ ILLEGIBLE

Witness:

1.	/s/ Mayara Muniz de Freitas		2.	/s/ Marina Muniz Giacio
	Name:	Mayara Muniz de Freitas		Name:	Marina Muniz Giacio
	ID			ID